Exhibit 99.1

Laird Superfood Reports Second Quarter 2022 Financial Results

33% Year-Over-Year Improvement in Net Cash used in Operating Activities

SISTERS, Oregon – August 10, 2022 – Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood,” “we” and “our”), today reported financial results for its second quarter ended June 30, 2022.

Second Quarter 2022 Highlights

•	Net Sales of $8.7 million were down 6% versus the prior year period.

•	Online contributed 60% of total Net Sales and revenue decreased 11% year-over-year, driven by reduced working marketing spend and elimination of free shipping on orders under forty dollars.

•	Wholesale Net Sales contributed 39% of total Net Sales and revenue increased 4% year-over-year, driven by continued expansion in Grocery and growth in our Club business.

•	Gross Profit was $1.6 million and Gross Margin was 18.2% compared to Gross Profit of $2.2 million and Gross Margin of 23.8% in the prior year period.

•	Net Loss was $4.9 million, or $0.54 per diluted share, compared to a Net Loss of $6.3 million, or $0.70 per diluted share, in the prior year period.

•

Adjusted Net Loss, which is a non-GAAP financial measure, was $6.3 million, or $0.69 per diluted share, compared to Adjusted Net Loss of $6.3 million, or $0.70 per diluted share, in the prior year period. For more details on non-GAAP financial measures, refer to the information in the Non-GAAP financial measures section of this press release.

•	Net Cash Used in Operating Activities was $3.9 million, an improvement of 33% compared to $5.8 million of Net Cash Used in Operating Activities in the prior year period.

“We are encouraged by early progress on key initiatives to drive growth in Wholesale as well as optimizing our cost structure,” said Jason Vieth, President and Chief Executive Officer. “As expected, second quarter results were adversely impacted by structural headwinds in online channels as well as heightened inflationary pressures. Despite these challenges and lower net sales, we delivered a 33% improvement in operating cash flow for the quarter and our balance sheet remained strong with nearly $25 million of cash and no debt. Underlying consumer metrics also continue to trend favorably, reflecting the strength of the Laird Superfood brand and demand for our core products.

Our new leadership team is energized and doing a phenomenal job of reorienting the Company to the biggest commercial and operational opportunities, while executing well against our strategic priorities. We are taking key steps to grow and improve our business, including:

•

Realigning new sales broker partners across all classes of the retail trade, while at the same time increasing prices where appropriate and implementing a $40 threshold for free shipping in the DTC channel.

•	Rebuilding our marketing agency ecosystem and associated creative content across Social Media, Amazon, Public Relations, and Email.

•	Streamlining our operations through targeted process improvement and organizational efficiencies to match our supply capability to our anticipated demand.

Overall, we are continuing to make solid progress against our strategic plan, and we remain confident in our direction and ability to drive significant improvements to sales growth and profitability in the future.”

For the Three Months Ended June 30, 2022

	Three Months Ended June 30,
	2022		2021
	$	% of Total	$	% of Total
Coffee creamers	$4,694,975	54%	$5,078,739	55%
Hydration and beverage enhancing supplements	1,296,779	15%	1,752,820	19%
Harvest snacks and other food items	1,713,441	20%	1,344,802	15%
Coffee, tea, and hot chocolate products	1,568,142	18%	1,661,130	18%
Other	419,390	5%	76,232	1%

Gross sales	9,692,727	112%	9,913,723	108%
Shipping income	291,410	3%	40,750	0%
Returns and discounts	(1,310,131)	(15)%	(773,887)	(8)%

Sales, net	$8,674,006	100%	$9,180,586	100%

Online	5,178,819	60%	5,799,104	63%
Wholesale	3,341,573	39%	3,220,030	35%
Food service	153,614	2%	161,452	2%

Sales, net	$8,674,006	100%	$9,180,586	100%

Net Sales decreased 6% to $8.7 million in the second quarter of 2022 compared to $9.2 million in the second quarter of 2021, driven by elevated promotional discounts while volume was nearly flat. Wholesale channel increased 4%, driven by distribution gains in Grocery and Club, while Online sales declined 11%. The decline in Online sales was primarily due to challenging results in our direct-to-consumer channel impacted by a consumer spending pull back due to inflationary concerns, elevated discounts and reduced working marketing spend as we optimize investment mix across all digital channels. Despite these factors, Amazon.com channel sales grew, reflecting momentum driven by changes we are making.

Gross Profit was $1.6 million, a 28% decrease compared to the prior year period of $2.2 million. Gross Margin was 18.2% of Net Sales in the second quarter of 2022, compared to 23.8% of Net Sales in the prior year period. The margin compression was driven by a combination of elevated promotional discounts, inflation in raw materials, packaging, and shipping costs combined with fixed cost deleverage of internal manufacturing facilities partially offset by gains in labor efficiencies and organizational optimization.

Operating Expenses were $6.5 million compared to $8.5 million in the year ago period, a 23% decline primarily driven by lower General and Administrative expenses due to stock-based compensation forfeitures. Sales and Marketing expense declined $0.2 million due to lower Advertising expense and Marketing fees. Research and Development expenses declined $0.3 million reflecting expenses associated with new product launches in the year-earlier period.

Loss from operations was $4.9 million in the second quarter of 2022, compared to a loss of $6.3 million in the prior year period, a 22% improvement versus a year ago.

Net Loss was $4.9 million, or $0.54 per diluted share, in the second quarter of 2022, compared to a net loss of $6.3 million, or $0.70 per diluted share, in the prior year period.

Adjusted Net Loss, which excludes the impact of certain one-time items, was $6.3 million, or $0.69 per diluted share, in the second quarter of 2022 compared to $6.3 million, or $0.70 per diluted share, a year earlier.

For the Six Months Ended June 30, 2022

	Six Months Ended June 30,
	2022		2021
	$	% of Total	$	% of Total
Coffee creamers	$10,149,382	56%	$10,100,387	61%
Hydration and beverage enhancing supplements	2,754,210	15%	2,982,875	18%
Harvest snacks and other food items	3,400,232	19%	1,487,705	9%
Coffee, tea, and hot chocolate products	3,384,327	19%	3,562,222	21%
Other	657,713	4%	127,168	1%

Gross sales	20,345,864	113%	18,260,357	110%
Shipping income	539,602	3%	66,410	0%
Returns and discounts	(2,871,447)	(16)%	(1,749,288)	(10)%

Sales, net	$18,014,019	100%	$16,577,479	100%

Online	10,602,770	59%	10,161,509	63%
Wholesale	7,136,643	40%	6,113,727	35%
Food service	274,606	2%	302,243	2%

Sales, net	$18,014,019	100%	$16,577,479	100%

Net Sales increased 9% to $18.0 million in the first six months of 2022 compared to $16.6 million in the first six months of 2021. The increase in year-to-date Net Sales was due to online growth, reflecting the acquisition of Picky Bars, as well higher wholesale revenue driven by distribution gains.

Gross Profit was $3.5 million, a decrease of 12% compared to the prior year period of $4.0 million. Gross Margin was 19.6% of Net Sales in the first six months of 2022, compared to 24.2% of Net Sales in the prior year period. The year over year compression in Gross Margin was primarily due to elevated promotional activity, inflationary pressures on raw materials, packaging, and freight, partially offset by labor efficiencies and organizational optimization.

Operating Expenses were $22.4 million compared to $15.6 million in the first six months of 2022 and reflect General and Administrative expense increases of $6.7 million, primarily due to $8.0 million non-cash charge for goodwill and intangible asset impairment. Excluding the charge for the impairment of goodwill and intangible assets, General and Administrative expenses decreased by $1.4 million reflecting lower stock-based compensation and gain on sale of land. Sales and Marketing expense increased $0.5 million, primarily due to advertising and marketing fees. Research and Product Development expense decreased by $0.4 million primarily due to costs incurred to bring new products to market a year ago.

Loss from operations was $18.9 million in the first six months of 2022, compared to a loss of $11.6 million in the prior year period.

Net Loss was $19.0 million, or $2.09 per diluted share, in the first six months of 2022, compared to net loss of $11.6 million, or $1.30 per diluted share.

Adjusted Net Loss, which excludes the impact of certain one-time items, was $13.0 million, or $1.42 per diluted share, in the first six months of 2022 compared to $11.6 million, or $1.30 per diluted share in the prior year period.

Balance Sheet and Cash Flow Highlights

The Company had $24.5 million of cash and cash equivalents as of June 30, 2022, and no outstanding debt. Net cash used in operating activities was $7.5 million for the six months ended June 30, 2022, compared to $11.0 million in 2021.

Capital Expenditures totaled $1.1 million for the six months ended June 30, 2022, compared to $0.5 million a year earlier.

2022 Outlook

We are operating in an unusually uncertain economic environment with the highest inflation rates in decades, particularly in food and fuel, which has created more pressure on margin mix and operating costs than we had anticipated in the beginning of the year. We expect these trends to continue in the second half of the year and are accordingly updating our guidance for the full year 2022. We estimate that Net Sales for full year 2022 will be in a range of $36 million to $38 million and Gross Margin for full year 2022 is estimated at approximately 20%, which is inclusive of thirteen points of Outbound Distribution expense included in our Cost of Goods Sold. The Company’s guidance assumes that there are no significant disruptions to the supply chain, or its customers or consumers, including any disruptions from adverse macroeconomic factors or additional adverse changes related to the duration, magnitude and effects of the COVID-19 pandemic.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today to discuss results. The live conference call can be accessed by dialing (844) 200-6205 from the U.S. or (929) 526-1599 internationally. The conference I.D. code is 510937. Alternatively, participants may access the live webcast on the Laird Superfood Investor Relations website at https://investors.lairdsuperfood.com under “Events.”

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are both delicious and functional. The Company’s products are designed to enhance your daily ritual and keep consumers fueled naturally throughout the day. The Company was co-founded in 2015 by the world’s most prolific big-wave surfer, Laird Hamilton. Laird Superfood’s offerings are environmentally conscientious, responsibly tested and made with real ingredients. Shop all products online at lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

Forward-Looking Statements

This press release and the conference call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Laird Superfood’s future financial performance and growth. These forward-looking statements are based on Laird Superfood’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Laird Superfood’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The risks and uncertainties referred to above include, but are not limited to: (1) the effects of the current COVID-19 pandemic, or of other global outbreaks of pandemics or contagious diseases or fear of such outbreaks, including on our supply chain, the demand for our products, and on overall economic conditions and consumer confidence and spending levels; (2) volatility regarding our revenue, expenses, including shipping expenses, and other operating results; (3) our ability to acquire new direct and wholesale customers and successfully retain existing customers; (4) our ability to attract and retain our suppliers, distributors and co-manufacturers, and effectively manage their costs and performance; (5) effects of real or perceived quality or health issues with our products or other issues that adversely affect our brand and reputation; (6) our ability to innovate on a timely and cost-effective basis, predict changes in consumer preferences and develop successful new products, or updates to existing products, and develop innovative marketing strategies; (7) adverse developments regarding prices and availability of raw materials and other inputs, a substantial amount of which come from a limited number of suppliers outside the United States, including in areas which may be adversely affected by climate change; (8) effects of changes in the tastes and preferences of our consumers and consumer preferences for natural and organic food products; (9) the financial condition of, and our relationships with, our suppliers, co-manufacturers, distributors, retailers and foodservice customers, as well as the health of the foodservice industry generally; (10) the ability of ourselves, our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations; (11) our plans for future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements; (12) the costs and success of our marketing efforts, and our ability to promote our brand; (13) our reliance on our executive team and other key personnel and our ability to identify, recruit and retain skilled and general working personnel; (14) our ability to effectively manage our growth; (15) our ability to compete effectively with existing competitors and new market entrants; (16) the impact of adverse economic conditions; and (17) the growth rates of the markets in which we compete.

Contact

ICR

Reed Anderson

646-277-1260

Reed.Anderson@icrinc.com

LAIRD SUPERFOOD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Sales, net	$8,674,006	$9,180,586	$18,014,019	$16,577,479
Cost of goods sold	(7,096,068)	(6,998,695)	(14,486,271)	(12,558,194)

Gross profit	1,577,938	2,181,891	3,527,748	4,019,285

General and administrative
Salaries, wages and benefits	1,407,054	1,032,424	3,059,065	2,253,181
Stock-based compensation	(259,474)	955,369	(313,969)	1,854,604
Professional fees	562,106	609,448	1,272,231	953,070
Insurance expense	501,079	500,821	1,113,013	1,023,221
Impairment of goodwill	—	—	6,486,000	—
Impairment of long-lived intangible assets	—	—	1,540,000	—
Impairment of fixed assets held-for-sale	100,426	—	100,426	—
Gain on sale of land held-for-sale	(573,818)	—	(573,818)	—
Other expense	898,152	1,064,849	1,781,221	1,722,229

Total general and administrative expenses	2,635,525	4,162,911	14,464,169	7,806,305

Research and product development	116,467	374,852	220,300	615,539

Sales and marketing
Salaries, wages and benefits	722,443	630,328	1,457,468	1,264,079
Stock-based compensation	37,849	55,706	96,084	97,095
Advertising	1,567,465	1,697,860	3,359,202	3,359,504
General marketing	1,096,025	1,247,294	2,158,670	1,948,158
Other expense	329,220	290,104	653,218	550,175

Total sales and marketing expenses	3,753,002	3,921,292	7,724,642	7,219,011

Total expenses	6,504,994	8,459,055	22,409,111	15,640,855

Operating loss	(4,927,056)	(6,277,164)	(18,881,363)	(11,621,570)

Other income (expense)
Interest and dividend income	5,771	11,623	10,679	25,525
Rental income	16,765	—	16,765	—
Loss on sale of available-for-sale debt securities	—	—	(182,310)	—
Other expense	—	—	(1,919)	—

Total other income	22,536	11,623	(156,785)	25,525

Loss before income taxes	(4,904,520)	(6,265,541)	(19,038,148)	(11,596,045)

Income tax expense	—	(36,718)	(5,774)	(36,718)

Net loss	$(4,904,520)	$(6,302,259)	$(19,043,922)	$(11,632,763)

Net loss per share:
Basic	$(0.54)	$(0.70)	$(2.09)	$(1.30)

Diluted	$(0.54)	$(0.70)	$(2.09)	$(1.30)

Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	9,132,632	8,967,797	9,114,527	8,931,736

LAIRD SUPERFOOD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(19,043,922)	(11,632,763)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	329,138	302,261
Amortization	245,223	103,803
Loss on disposal of equipment	635	2,325
Gain on sale of land held-for-sale	(573,818)	—
Stock-based compensation	(198,446)	2,100,077
Provision for inventory obsolescence	34,843	128,556
Provision for doubtful accounts	60,106	—
Reserve for prepaid assets	—	179,000
Noncash conversion of note payable to grant income		—
Impairment of goodwill	6,486,000	—
Impairment of long-lived intangible assets	1,540,000	—
Impairment of fixed assets held-for-sale	100,426
Deferred taxes	(7,534)	36,718
Loss on sale of investment securities available-for-sale	182,310	—
Noncash lease costs	530,669	—
Changes in operating assets and liabilities:
Accounts receivable, net	24,659	99,047
Inventory	1,442,689	(3,888,989)
Prepaid expenses and other current assets	1,055,451	729,881
Operating lease liability	(370,214)	179,503
Deposits	202,839	2,602
Accounts payable	(475,332)	208,131
Payroll liabilities	335,205	129,397
Accrued expenses	562,415	367,209

Net cash from operating activities	(7,536,658)	(10,953,242)

Cash flows from investing activities
Purchase of property, plant, and equipment	(1,121,831)	(522,564)
Deposits on equipment to be acquired	—	(407,412)
Proceeds on sale of property, plant, and equipment	—	700
Purchase of software	(2,714)	(109,795)
Acquisition of a business, net of cash acquired (note 2)	—	(10,449,587)
Proceeds from sale of land held-for-sale	1,521,212	—
Proceeds from sale of investment securities available-for-sale	8,513,783	—

Net cash from investing activities	8,910,450	(11,488,658)

Cash flows from financing activities
Common stock issuance costs	—	(82,043)
Recovery of short-swing profits	28,555	—
Employee stock purchase plan shares issued	28,287	—
Withholding tax payments for share based compensation	—	(219,156)
Stock options exercised	64,248	394,669

Net cash from financing activities	121,090	93,470

Net change in cash and cash equivalents	1,494,882	(22,348,430)
Cash and cash equivalents beginning of year	23,049,234	57,208,080

Cash and cash equivalents end of year	$24,544,116	$34,859,650

Supplemental disclosures of cash flow information
Right-of-use assets obtained in exchange for operating lease liabilities	$5,285,330	$—

Supplemental disclosures of non-cash information
Unrealized loss on available-for-sale securities	$—	$(24,001)

Common stock issued in connection with the acquisition of a business (note 2)	$—	$1,834,857

Amounts reclassified from accumulated other comprehensive loss	$61,016	$—

Amounts reclassified from property, plant, and equipment to fixed assets held-for-sale	$100,000	$—

Amounts reclassified from property, plant, and equipment to intangible assets	$153,691	$—

Purchases of equipment included in deposits at the beginning of the period	$372,507	$—

Property and equipment held-and-used reclassified to held-for-sale	$947,394	$—

LAIRD SUPERFOOD, INC.

CONSOLIDATED BALANCE SHEETS

	As of
	June 30, 2022	December 31, 2021
Assets
Current assets
Cash, cash equivalents, and restricted cash	$24,544,116	$23,049,234
Accounts receivable, net	1,183,953	1,268,718
Investment securities available-for-sale	—	8,635,077
Inventory	8,743,811	10,221,343
Prepaid expenses and other current assets, net	2,772,092	3,827,543
Deposits	104,573	679,919

Total current assets	37,447,755	47,681,834

Noncurrent assets
Property and equipment, net	4,375,989	4,512,935
Fixed assets held-for-sale	100,000	—
Intangible assets, net	3,210,036	4,838,854
Goodwill	—	6,486,000
Right of use asset	7,179,389	2,327,752

Total noncurrent assets	14,865,414	18,165,541

Total assets	$52,213,959	$65,847,375

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$413,436	$888,768
Payroll liabilities	1,149,368	814,163
Accrued expenses	2,645,505	2,083,090
Lease liability, current portion	742,669	—

Total current liabilities	4,950,978	3,786,021

Long-term liabilities
Deferred tax liability, net	—	7,534
Lease liability	4,269,423	—

Total long-term liabilities	4,269,423	7,534

Total liabilities	9,384,713	3,793,555

Stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 9,535,662 and 9,169,958 issued and outstanding at June 30, 2022, respectively; 9,460,243 and 9,094,539 issued and outstanding at December 31, 2021, respectively	9,170	9,095
Additional paid-in capital	117,826,024	117,903,455
Accumulated other comprehensive income (loss)	—	(61,016)
Accumulated deficit	(74,841,636)	(55,797,714)

Total stockholders’ equity	42,993,558	62,053,820

Total liabilities and stockholders’ equity	$52,213,959	$65,847,375

Non-GAAP Financial Measures

In this press release, we report adjusted net loss and adjusted net loss per diluted share, which are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). Management uses adjusted net loss and adjusted net loss per diluted share to evaluate financial performance because adjusted net loss and adjusted net loss per diluted share allow for period-over-period comparisons of the Company’s ongoing operations before the impact of certain items described below. Management believes this information may also be useful to investors to compare the Company’s results period-over-period. We define adjusted net loss and adjusted net loss per diluted share to exclude (1) non-cash charges for goodwill and intangible asset impairment, (2) forfeitures of unvested stock-based compensation, (3) non-recurring executive severance costs, (4) loss on sale of available-for-sale securities, (5) proceeds from an insurance settlement, and (6) gain on sale of land held-for-sale. Please be aware that adjusted net loss and adjusted net loss per diluted share have limitations and should not be considered in isolation or as a substitute for net loss or diluted net loss per share. In addition, we may calculate and/or present adjusted net loss and adjusted net loss per diluted share differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

These non-GAAP measures are reconciled to the most directly comparable GAAP measures in the table that follows.

LAIRD SUPERFOOD, INC.

NON-GAAP FINANCIAL MEASURES

			For the Three Months Ended June 30,		For the Six Months Ended June 30,
			2022	2021	2022	2021
Loss before income taxes			$(4,904,520)	$(6,265,541)	$(19,038,148)	$(11,596,045)
Adjusted for:
Impairment of goodwill and long-lived assets	(a	)	100,426	—	8,126,426	—
Forfeitures of unvested stock-based compensation	(b	)	(1,023,637)	—	(1,931,259)	—
Executive severances	(c	)	143,746	—	470,017	—
Loss on sale of available-for-sale securities	(d	)	—	—	182,310	—
Proceeds from insuance settlement	(e	)	—	—	(204,606)	—
Gain on sale of land held-for-sale			(573,818)	—	(573,818)	—

Adjusted net loss			$(6,257,803)	$(6,265,541)	$(12,969,078)	$(11,596,045)

Adjusted net loss per share:
diluted			(0.69)	(0.70)	(1.42)	(1.30)
Weighted-average shares of common stock outstanding used in computing adjusted net loss per share of common stock, diluted			9,132,632	8,967,797	9,114,527	8,931,736

(a)

Reflects impairment charges to goodwill and long-lived intangible assets assumed in the acquisition of Picky Bars which occurred Q2 2021, in the amounts of $6.5 million and $1.5 million, respectively, as well as $0.1 million of impairment charges related to production machinery held-for-sale in Q2 2022.

(b)	Represents reversals of stock-based compensation arising from the forfeitures of unvested awards following the resignation of certain executive officers.
(c)	Represents compensation expense related to severances related to the resignations of certain executive officers.
(d)	Represents realized losses on the liquidation of the Company’s available-for-sale securities.
(e)	Represents the recovery of costs incurred in connection with an insurance claim following loss of product.